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                                                               EXHIBIT 10.10


July 29, 1997                          AUSPEX

Mr. Atts Kato
Nissho Electronics
3-1, Tsukiji 7-Chome
Chuo-ku Tokyo
104 Japan

Dear Kato-san:

EXCLUSIVITY CREDIT PROGRAM

Auspex agrees that it will pass credits to outstanding unpaid balances incurred by Nissho Electronics or Auspex product purchases. The credits will be passed within 21 days from the end of each calendar quarter and credit to be dated the last day of the quarter. These equal quarterly credits will be [***] and will be passed for a total of [***].

Each of these credits will be made regardless of the Nissho forecast or percentage achievement against that forecast, except under the following condition:

  1. Nissho places orders below the minimum order floor of [***] total revenue to Auspex Systems, Inc. (including equipment purchases and service revenue and hence Auspex has generated insufficient funding contribution). Should the floor of orders not be met the payment program will be extended as described in exception condition below:

            Should the order not be met, Auspex will delay the distribution of the quarterly credit (equal to [***]), until a subsequent quarter. Therefore, if there is one quarter in the calendar (July 1997 to June 1998) where the credit is delayed, the program will then run for fifteen months, (this process will continue until a total of (4) four quarterly periods have elapsed where Auspex has passed credits of [***] each). These payments win be the full and final compensation due and payable by Auspex to Nissho for announcement of Auspex exclusivity in Japan.

                                    Agreed: I

  Sincerely,



  AUSPEX SYSTEMS, INC.  Nishoectronics                            Dated

                        Auspex Systems, Inc.                      Dated


[***] Material omitted here, and filed with the Securities and Exchange
      Commission, pursuant to a confidential treatment request.
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September 10, 1994

DISTRIBUTOR AGREEMENT - MODIFICATION

This Modification modifies the Distributor Agreement ("Agreement"), previously signed between Auspex Systems, Inc. ("Auspex"), located at 5200 Great America Parkway, Santa Clara, California, 95054, and Nissho Electronics Corporation ("Nissho"), located at attached as Attachment 1. This Modification is effective as of an integral part of, and is indivisible from the Agreement.

In consideration of the mutual promises contained herein, the parties agree to the following replacement and additional sections as follows:

2.    Appointment and authority of Nissho

a.    Appointment

      Subject to the terms and conditions set forth herein, Auspex appoints Nissho, as Auspex's non-exclusive distributor in the Territory for the Products under Auspex's Trade name (as defined in Section 10), and Nissho accepts such appointment; provided that Auspex may from time to time appoint additional Distributors, Resellers and Systems Integrators in the Territory. Additionally, Auspex may from time to time appoint licensees in the Territory who shall have the right to manufacture Products in the Territory, purchase Products (in whole or in part) from Auspex, and to sell the Products under Trademarks owned or licensed by such licensee, and not under the Auspex trademark.

(ii)  Deleted

(iii) Nothing in this agreement shall restrict Auspex from selling Products to any OEM or other customer outside of the Territory for resale or use within the Territory.

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